CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-156771, 333-165551, and 333-176883 on Form S-3 and Registration Statements Nos. 333-183177, 333-152985, 333-82087, 333-148328, 333-136230, and 333-100928 on Form S-8 of our reports dated March 15, 2013, relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Financial Service Corp for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
March 15, 2013